EXHIBIT 3.1

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Profit Corporation

Certificate of Amendment (PURSUANT TO NRS 78.380, 78.385, 78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: COSMOS HEALTH INC. Entity or Nevada Business Identification Number (NVID): NV20091396825
2. Restated or Amended and Restated Articles: (Domestic corporations) If restating, complete sections 1, 2, and 7. If amending and restating, complete sections 1, 2, 3, 6 and 7. **You must include the Restated Articles or the Amended and Restated Articles with this filing.**	Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ **Restated Articles:** The articles are being restated without any changes and include all amendments made up to the date of this certificate. The certificate must be signed by an officer of the corporation. **Statutory Statement:** The officer signing this certificate confirms that they are authorized to do so by a board resolution adopted on the date listed, and that this certificate accurately reflects the articles of incorporation as amended as of that date. Date the board of directors adopted the resolution to approve the restated articles: Date:
	☐ **Amended and Restated Articles:** The articles are being restated to include all previous amendments and the current changes.
3. Amendment Filing Type: (Select only one box) **Domestic Corporation** If amending, complete sections 1, 3, 6 and 7.	☐ **Certificate of Amendment to Articles of Incorporation - Before Issuance of Stock (Pursuant to NRS 78.380)** **Statutory statement:** The signers are at least two-thirds of the incorporators or two-thirds of the board of directors, and as of the date of the certificate, the corporation has not issued any voting stock.
	☒ **Certificate of Amendment to Articles of Incorporation - After Issuance of Stock (Pursuant to NRS 78.385 and 78.390)** ☐ Check this box if the amendment is for a name change only. • No stockholder approval is required for a name change under NRS 78.390(8). ☒ If the amendment includes other changes, confirm the following: • The proposed amendment(s) were submitted to the stockholders for approval. • Stockholders holding at least a majority of the voting power (or greater, if required by the articles or law) approved the amendment(s). • Voting Results (e.g., number of shares for/against or percentage approved): 13,898,821 (FOR

You must include the filing fee with this form. See the instructions for more information.

Page 1 of 2
Revised: 7/1/2026

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Profit Corporation

Certificate of Amendment (PURSUANT TO NRS 78.38, 78.385, 78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Officer's Statement: **Foreign corporations only.** Complete 1, 4, 6 and 7.	Name used in the home state (if different from the name used in Nevada): Jurisdiction of formation (state or country): Attach a certified copy or certificate showing that amendments were filed in the state where the corporation was formed.
5. Effective Date and Time: (Optional)	Date: 11/12/2026 Time: 4:00 PM Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.
6. Describe the Changes:	Applicable changes (select all that apply): ☐ The entity name has changed ☐ The registered agent has changed (attach Certificate of Acceptance from new registered agent) ☐ The entity's purpose has changed ☐ The initial Board of Directors/ Trustees or Stockholders from the organization have changed ☐ IRS tax language added. ☒ The organization changed the articles ☐ The organization deleted articles ☐ The authorized shares have been amended ☐ Other The organization amended the articles as follows: (provide article numbers, if available) [SEE ATTACHMENT] (attach additional page[s] if necessary)
7. Signature: (Required)	Georgios — Print First Name Terzis — Print Last Name X /s/Georgios Terzis — Signature CFO — Title Attach additional page(s) if additional signatures are necessary.

You must include the filing fee with this form. See the instructions for more information.

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Revised: 7/1/2026

CERTIFICATE OF AMENDMENT

to the

ARTICLES OF INCORPORATION

of

COSMOS HEALTH INC.

COSMOS HEALTH INC., a corporation organized and existing under the General Corporation Law of the State of Nevada (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Cosmos Health Inc. The Corporation’s Amended and Restated Articles of Incorporation were filed with the Secretary of State of the State of Nevada on October 4, 2021 (the “Articles of Incorporation”).

SECOND: The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 78.390 of the Nevada Revised Statutes setting forth a proposed amendment to the Articles of Incorporation of the Corporation (the “Certificate of Amendment”) and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 78.320 and 78.390 of the Nevada Revised Statutes of the State of Nevada. The amendment amends the Articles of Incorporation of the Corporation as follows:

ARTICLE III of the Corporation’s Articles of Incorporation shall be amended by adding the following as a new Section 3.01 thereto:

Reverse Stock Split. As of the date set forth herein (the “Effective Time”) and pursuant to Section 78.390 of the General Corporation Law of the State of Nevada, each twenty (20) shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable shares of common stock, par value of $0.001 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the reverse stock split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split.

THIRD: This Certificate of Amendment shall be effective as of 4:00 p.m., Pacific Time, on November 12th, 2026.